Investor Contact: Alex Ovshey
Graphic Packaging Holding Company
404-710-8431

Graphic Packaging Holding Company Announces New Share Repurchase Plan Authorization

Highlights

•	Company announces new $250 million share repurchase program

•	Through January 10th, 2017, the Company has repurchased $235 million in shares under its existing repurchase program, which was approved on February 5th, 2015

•	The Company remains focused on continuing to grow its earnings, free cash flow, and return of cash to shareholders via dividends and share repurchases over time

ATLANTA, GA, January 11, 2017. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of packaging solutions to food, beverage and other consumer products companies, today announced a new $250 million share repurchase authorization. The new $250 million authorization allows for the repurchase of shares from time to time through open market purchases, privately negotiated transactions and Rule 10b5-1 plans in accordance with applicable securities laws. The timing of purchases will depend on market conditions.
“The new share repurchase authorization demonstrates the confidence we have in our free cash flow profile,” said President and CEO Mike Doss. “We continue to be committed to a balanced capital allocation strategy, which includes reinvesting into our business to drive strong cash returns on cash invested, strategic acquisitions at compelling post-synergy multiples, and returning cash to shareholders through dividends and share repurchases.”
Mr. Doss continued, “We are committed to executing our strategy and growing our free cash flow, which we expect over time will allow us to continue increasing our return of cash to shareholders through dividends and share repurchases.”

Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to statements of our expectations regarding future dividends and share repurchases, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, the Company’s debt level, currency movements and other risks of conducting business internationally, the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of paper-based packaging solutions for a wide variety of products to food, beverage and other consumer product companies. The Company operates on a global basis, is one of the largest producers of folding cartons in the United States, and holds leading market positions in coated unbleached kraft paperboard and coated-recycled paperboard. The Company's customers include many of the world's most widely recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company's web site at www.graphicpkg.com.